Exhibit 10.11

United Surgical Partners International, Inc.
Deferred Compensation Plan
Effective Date
January 1, 2009

ARTICLE I
Establishment and Purpose	1

ARTICLE II
Definitions	1

ARTICLE III
Eligibility and Participation	7

ARTICLE IV
Deferrals	7

ARTICLE V
Company Contributions	10

ARTICLE VI
Benefits	11

ARTICLE VII
Modifications to Payment Schedules	14

ARTICLE VIII
Valuation of Account Balances; Investments	15

ARTICLE IX
Administration	16

ARTICLE X
Amendment and Termination	17

ARTICLE XI
Informal Funding	19

ARTICLE XII
Claims	20

ARTICLE XIII
General Provisions	24

United Surgical Partners International, Inc. Deferred Compensation Plan
ARTICLE I
Establishment and Purpose
United Surgical Partners International, Inc. (the “Company”) hereby amends and restates the United Surgical Partners International, Inc. Deferred Compensation Plan (the “Plan”), effective January 1, 2009, except as otherwise specifically provided below. The Plan represents a merger effective as of January 1, 2005 of two prior plans, the United Surgical Partners International, Inc. Deferred Compensation Plan, and the United Surgical Partners International, Inc. Supplemental Retirement Plan, both of which were originally effective as of February 12, 2002 (the “Prior Plans”). This amendment and restatement applies to all amounts previously or hereafter deferred under the Prior Plans, it being expressly intended that this amendment and restatement shall constitute a material modification of the Prior Plans as in effect on October 3, 2004, such that all amounts deferred under the Prior Plans prior to January 1, 2005, shall be subject to Code Section 409A.
The purpose of the Plan is to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.
The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.
ARTICLE II
Definitions
2.1	Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

United Surgical Partners International, Inc. Deferred Compensation Plan
2.2	Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3	Adopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

2.4	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

2.6	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.7	Change in Control. A Change in Control, with respect to any Participating Employer that is organized as a corporation, means the date that any one of the following events occur: (i) a sale or other disposition (or the last such sale or other disposition in a series of related sales or other dispositions) resulting in the transfer of more than fifty percent (50%) of the outstanding common stock of the Participating Employer to persons or entities other than its respective partners and Affiliates; or (ii) the consolidation or merger of the Participating Employer with or into any entity (other than a merger in which the Participating Employer is the surviving entity and which does not result in more than fifty percent (50%) of the equity interests of such entity outstanding immediately after the effective date of such merger being owned of record or beneficially by persons and entities other than the Participating Employer, its partners or Affiliates); or (iii) a sale of substantially all of the properties and assets of the Participating Employer as an entirety to an unrelated and unaffiliated third party purchaser.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

In the event any distribution due to a Participant under this Plan would also constitute “deferred compensation” within the meaning of the Treasury Regulation Section 1.409A-1(b)(1), either by design or due to a subsequent modification in the terms of such distribution or as a result in a change in the law occurring after the Effective Date, then to the extent such distribution is not exempt from Code Section 409A by an applicable

United Surgical Partners International, Inc. Deferred Compensation Plan
exemption, the term “Change in Control” shall mean an event that constitutes not only a Change in Control event as described in this Section 2.7(i), (ii) or (iii) above, but also constitutes a “change in control” within the meaning of Code Section 409A.

2.8	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.9	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10	Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11	Committee. Committee means the committee appointed by the Board of Directors of the Company (or the appropriate committee of such board) to administer the Plan. If no designation is made, the Chief Executive Officer of the Company or his delegate shall have and exercise the powers of the Committee.

2.12	Company. Company means United Surgical Partners International, Inc.

2.13	Company Contribution. Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan. Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14	Compensation. Compensation means a Participant’s base salary, bonus, commission, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.15	Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to seventy-five percent (75%) of their base salary and up to one hundred percent (100%) of other types of Compensation for a Plan Year. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.16	Death Benefit. Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

United Surgical Partners International, Inc. Deferred Compensation Plan
2.17	Deferral. Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed one hundred percent (100%) of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.18	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VIII.

2.19	Effective Date. Effective Date means January 1, 2009.

2.20	Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), as determined by the Committee from time to time in its sole discretion.

2.21	Employee. Employee means a common-law employee of an Employer.

2.22	Employer. Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.23	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.24	Fiscal Year Compensation. Fiscal Year Compensation means Compensation earned during one or more consecutive fiscal years of a Participating Employer, all of which is paid after the last day of such fiscal year or years.

2.25	Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero (0), regardless of whether such individual continues to be an Eligible Employee. A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.26	Participating Employer. Participating Employer means the Company and each Adopting Employer.

United Surgical Partners International, Inc. Deferred Compensation Plan
2.27	Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.28	Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.29	Plan. Generally, the term Plan means the “United Surgical Partners International, Inc. Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.30	Plan Year. Plan Year means January 1 through December 31.

2.31	Retirement. Retirement means a Participant’s Separation from Service after attainment of age sixty (60) and completion of five (5) Years of Service.

2.32	Retirement Benefit. Retirement Benefit means the benefit payable to a Participant under the Plan following the Retirement of the Participant.

2.33	Retirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record the amounts payable to a Participant that have not been allocated to a Specified Date Account. Unless the Participant has established a Specified Date Account, all Deferrals and Company Contributions shall be allocated to a Retirement/Termination Account on behalf of the Participant.

2.34	Separation from Service. An Employee incurs a Separation from Service upon termination of employment with the Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to twenty percent (20%) or less of the average services rendered by the Employee during the immediately preceding thirty-six (36) month period (or the total period of employment, if less than thirty-six (36) months), disregarding periods during which the Employee was on a bona fide leave of absence.

United Surgical Partners International, Inc. Deferred Compensation Plan
An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six (6) month anniversary of the commencement of the leave or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.22 of the Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least fifty percent (50%) shall be determinative.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.

2.35	Specified Date Account. A Specified Date Account means an Account established pursuant to Section 4.3 that will be paid (or that will commence to be paid) at a future date as specified in the Participant’s Compensation Deferral Agreement. Unless otherwise determined by the Committee, a Participant may maintain no more than five (5) Specified Date Accounts. A Specified Date Account may be identified in enrollment materials as an “In-Service Account”.

2.36	Specified Date Benefit. Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(c).

2.37	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture shall have the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.38	Termination Benefit. Termination Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service prior to Retirement.

2.39	Unforeseeable Emergency. An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.40	Valuation Date. Valuation Date shall mean each Business Day.

2.41	Year of Service. A Year of Service shall mean each twelve (12) month period of continuous service with the Employer.

United Surgical Partners International, Inc. Deferred Compensation Plan
ARTICLE III
Eligibility and Participation
3.1	Eligibility and Participation. An Eligible Employee becomes a Participant upon the earlier to occur of (i) a credit of Company Contributions under Article V or (ii) receipt of notification of eligibility to participate.

3.2	Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee. A Participant who is no longer an Eligible Employee but has not Separated from Service may not defer Compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0) and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid
ARTICLE IV
Deferrals
4.1	Deferral Elections, Generally.
(a)	A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation. The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(b)	The Participant shall specify on his or her Compensation Deferral Agreement whether to allocate Deferrals to a Retirement/Termination Account or to a Specified Date Account. If no designation is made, all Deferrals shall be allocated to the Retirement/Termination Account. A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts. If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 6.2.
4.2	Timing Requirements for Compensation Deferral Agreements.
(a)	First Year of Eligibility. In the case of the first year in which an Eligible Employee becomes eligible to participate in the Plan, he has up to thirty (30) days

United Surgical Partners International, Inc. Deferred Compensation Plan
following his initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year. The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such thirty (30) day period. The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)	Prior Year Election. Except as otherwise provided in this Section 4.2, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)	Performance-Based Compensation. Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six (6) months before the end of the performance period, provided that:
(i)	the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)	the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election. Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.
(d)	Fiscal Year Compensation. A Participant may defer Fiscal Year Compensation by filing a Compensation Deferral Agreement prior to the first day of the fiscal year or years in which such Fiscal Year Compensation is earned. The Compensation Deferral Agreement described in this paragraph becomes irrevocable on the first day of the fiscal year or years to which it applies.

(e)	Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may be deferred in

United Surgical Partners International, Inc. Deferred Compensation Plan
accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

(f)	Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the thirtieth (30th) day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such thirtieth (30th) day. If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(g)	Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

(h)	“Evergreen” Deferral Elections. The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period. Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2. An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2. A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

(i)	Transition Relief; Deferral Elections Filed by March 15, 2005. Notwithstanding the foregoing and any other provisions in the Plan concerning timing of initial deferral elections to the contrary, Participants may, pursuant to transition relief provided in Q&A 21 of Notice 2005-1, make or modify Deferral Elections with respect to Deferrals subject to Code Section 409A that relate all or in part to services performed on or before December 31, 2005, so long as: (i) a Deferral

United Surgical Partners International, Inc. Deferred Compensation Plan
Election with respect to such compensation is properly filed with the Committee prior to March 15, 2005; and (ii) the amounts to which the Deferral Election relate have not been paid or become payable prior to the election.
4.3	Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals to one or more Specified Date Accounts and/or to the Retirement/Termination Account. The Committee may, in its discretion, establish a minimum deferral period for Specified Date Accounts (for example, the third (3rd) Plan Year following the year Compensation subject to the Compensation Deferral Agreement is earned).

4.4	Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5	Vesting. Participant Deferrals shall be one hundred percent (100%) vested at all times.

4.6	Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six (6) month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six (6) months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the fifteenth (15th) day of the third (3rd) month following the date the Participant incurs the disability (as defined in this paragraph (iii)).
ARTICLE V
Company Contributions
5.1	Discretionary Matching Contributions. A Participating Employer may, in its sole discretion, make a discretionary Matching Contribution for a Plan Year on behalf of eligible Participants in such amounts as it determines in its discretion; provided, however, it is generally intended that any such Matching Contributions will equal fifty percent (50%) of such Participant’s Deferrals made during the Plan Year, up to a maximum of five percent (5%) of such Participant’s base salary and/or bonus for that Plan Year. Only those Participants who defer amounts sufficient to obtain the maximum level of matching employer contributions under the United Surgical Partners International 401(k) Plan (the “401(k) Plan”) shall be eligible for a discretionary Matching Contribution; however, any such discretionary Matching Contribution shall be separate from and in addition to any matching contribution under the 401(k) Plan. Such contributions will be credited to a Participant’s Retirement/Termination Account.

5.2	Discretionary Company Contributions. A Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any

United Surgical Partners International, Inc. Deferred Compensation Plan
amount determined by the Participating Employer. Such contributions will be credited to a Participant’s Retirement/Termination Account.

5.3	Vesting. Unless otherwise specified, Company Contributions made pursuant to this Article V, and the Earnings thereon, shall vest at the end of the fifth (5th) Plan Year following the Plan Year with respect to which such contribution is made. All Company Contributions made pursuant to this Article V shall become one hundred percent (100%) vested upon the occurrence of the earliest of: (i) the death of the Participant while actively employed; (ii) the Retirement of the Participant, or (iii) a Change in Control. The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution. The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.3 shall be forfeited.
ARTICLE VI
Benefits
6.1	Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:
(a)	Retirement Benefit. Upon the Participant’s Separation from Service due to Retirement, he or she shall be entitled to a Retirement Benefit. The Retirement Benefit shall be equal to the vested portion of the Retirement/Termination Account and (i) if the Retirement/Termination Account is payable in a lump sum, the unpaid balances of any Specified Date Accounts, or (ii) if the Retirement/Termination Account is payable in installments, the vested portion of any Specified Date Accounts with respect to which payments have not yet commenced. The Retirement Benefit of a Participant who Retires during the first half of a Plan Year shall be based on the value of that Account as of the end of the Plan Year in which Separation from Service occurs, with payment of the Retirement Benefit made or beginning on the first (1st) day of the following January. The Retirement Benefit of a Participant who Retires during the second half of a Plan Year shall be based on the value of that Account as of the end of the June following the date of Separation from Service, with payment of the Retirement Benefit made or beginning on the first (1st) day of the following July. In no event shall payments to a specified employee (as defined in Treas. Reg. Section 1.409A-1(i)) as a result of such Employee’s Retirement be made sooner than the date that is six (6) months following the date of the Employee’s Separation from Service.

(b)	Termination Benefit. Upon the Participant’s Separation from Service for reasons other than death or Retirement, he or she shall be entitled to a Termination Benefit. The Termination Benefit shall be equal to the vested portion of the Retirement/Termination Account and the unpaid balances of any Specified Date Accounts. The Termination Benefit of a Participant who Separates from Service

United Surgical Partners International, Inc. Deferred Compensation Plan
during the first half of a Plan Year shall be based on the value of that Account as of the end of the Plan Year in which Separation from Service occurs, with payment of the Termination Benefit made or beginning on the first (1st) day of the following January. The Termination Benefit of a Participant who Separates from Service during the second half of a Plan Year shall be based on the value of that Account as of the end of the June following the date of Separation from Service, with payment of the Termination Benefit made or beginning on the first (1st) day of the following July. In no event shall payments to a specified employee (as defined in Treas. Reg. Section 1.409A-1(i)) as a result of such Employee’s Separation from Service be made sooner than the date that is six (6) months following the date of the Employee’s Separation from Service.

(c)	Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month designated by the Participant at the time the Account was established. Payment of the Specified Date Benefit will be made or begin on the first (1st) day of the month following the designated month.

(d)	Death Benefit. In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit. The Death Benefit shall be equal to the vested portion of the Retirement/Termination Account and the vested portion of any unpaid balances in any Specified Date Accounts. The Death Benefit shall be based on the value of the Accounts as of the end of the month in which death occurred, with payment made on the first (1st) day of the following month.

(e)	Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Retirement/Termination Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency

United Surgical Partners International, Inc. Deferred Compensation Plan
payments shall be paid in a single lump sum within the ninety (90) day period following the date the payment is approved by the Committee.
6.2	Form of Payment.
(a)	Retirement Benefit. A Participant who is entitled to receive a Retirement Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement to have such benefit paid in one of the following alternative forms of payment (i) substantially equal annual installments over a period of two (2) to fifteen (15) years, as elected by the Participant; or (ii) a lump sum payment of a percentage of the balance in the Retirement/Termination Account, with the balance paid in substantially equal annual installments over a period of two (2) to fifteen (15) years, as elected by the Participant.

(b)	Termination Benefit. A Participant who is entitled to receive a Termination Benefit shall receive payment of such benefit in a single lump sum.

(c)	Specified Date Benefit. The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in substantially equal annual installments over a period of two (2) to five (5) years, as elected by the Participant.

Notwithstanding any election of a form of payment by the Participant, upon a Separation from Service the unpaid balance of a Specified Date Account with respect to which payments have not commenced shall be paid in accordance with the form of payment applicable to the Retirement, Termination, or Death Benefit, as applicable. If such benefit is payable in a single lump sum, the unpaid balance of all Specified Date Accounts (including those in pay status) will be paid in a lump sum.

(d)	Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit in a single lump sum. The foregoing notwithstanding, if a Participant dies after his or her Retirement, such Participant’s designated Beneficiary shall receive payment of the Death Benefit in accordance with the form of payment applicable to the Retirement Benefit; provided, however, that a designated Beneficiary will not be subject to the six (6) month delay period imposed on specified employees (as defined in Treas. Reg. Section 1.409A-1(i)), whether or not the Participant’s Retirement Benefit was being delayed according to the Code Section 409A restrictions for specified employees at the time of the Participant’s death.

(e)	Change in Control. A Participant will receive a single lump sum payment equal to the unpaid balance of all of his or her Accounts upon a Separation from Service within twenty-four (24) months following a Change in Control. In addition to the foregoing, upon a Change in Control, a Participant who has incurred a Separation

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from Service prior to the Change in Control, and any Beneficiary of such Participant who is receiving or is scheduled to receive payments, will receive the balance of all unpaid Accounts in a single lump sum within ninety (90) days of such Change in Control.

(f)	Small Account Balances. The Committee shall pay the value of the Participant’s Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan.

(g)	Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment. If a lump sum equal to less than one hundred percent (100%) of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.
6.3	Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.
ARTICLE VII
Modifications to Payment Schedules
7.1	Participant’s Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII.

7.2	Time of Election. The date on which a modification election is submitted to the Committee must be at least twelve (12) months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

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7.3	Date of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five (5) years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4	Effective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective twelve (12) months after such date.

7.5	Effect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.
ARTICLE VIII
Valuation of Account Balances; Investments
8.1	Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Retirement/Termination Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2	Earnings Credit. Except as provided in Section 8.6 below, each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII (“investment allocation”).

8.3	Investment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.

8.4	Investment Allocations. A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of one percent (1%). The

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Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5	Unallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

8.6	Fixed-Rate Earnings. Notwithstanding anything to the contrary in this Article VIII or the Plan, the Committee may provide that all or some of a Participant’s Accounts shall be credited with Earnings at an assumed rate of interest as determined by the Committee and communicated to affected Participants. The Committee may, in its sole discretion, limit or restrict the ability of a Participant to reallocate the investment of such Accounts to other investment options available under the Plan.
ARTICLE IX
Administration
9.1	Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2	Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee, unless two-thirds (2/3rds) of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.

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The Participating Employer shall, with respect to the Committee identified under this Section, (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

9.3	Withholding. The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.4	Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.5	Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.6	Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
ARTICLE X
Amendment and Termination
10.1	Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan.

United Surgical Partners International, Inc. Deferred Compensation Plan
10.2	Amendments. The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of (i) conforming the Plan to the requirements of law, (ii) facilitating the administration of the Plan, (iii) clarifying provisions based on the Committee’s interpretation of the document and (iv) making such other amendments as the Board of Directors may authorize.

10.3	Termination. The Company, by an action taken by its Board of Directors, may terminate or suspend the Plan in whole or in part at any time, provided that no such termination or suspension will deprive a Participant, or person claiming benefits under this Plan through a Participant, of any vested Account Balance under this Plan up to the date of suspension or termination, except as required by applicable law. Notwithstanding any provision of this Plan to the contrary, upon the complete termination of the Plan, the Board of Directors will pay Participants and/or Beneficiaries their Account Balances in a single lump sum at any time, to the extent allowed by and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). The Plan may be terminated upon the following events:
(a)	Dissolution or Bankruptcy. The Board of Directors may terminate and liquidate the Plan within twelve (12) months of a dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or if earlier, the taxable year in which the amount is actually or constructively received):
(i)	the calendar year in which the Plan termination and liquidation occurs;

(ii)	the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)	the first calendar year in which the payment is administratively practicable.
(b)	Change in Control. The Board of Directors may terminate and liquidate the Plan within the thirty (30) days preceding or the twelve (12) months following a change in control event, as defined in Treas. Reg. Section 1.409A-3(i)(5)), provided that all plans or arrangements that would be aggregated with the Plan under Code Section 409A are also terminated and liquidated with respect to each Participant that experienced the change in control event so that under the terms of the Plan and all such arrangements the Participant is required to receive all amounts of compensation deferred under such arrangements within twelve (12) months of the termination of the Plan or arrangement, as applicable. In the case

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of a change of control event which constitutes a sale of assets, the termination of the Plan pursuant to this Section 10.3(b) may be made with respect to the Participating Employer that is primarily liable immediately after the change of control transaction for the payment of benefits under the Plan.

(c)	Other Termination Events. The Board of Directors may terminate and liquidate the Plan provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the Company, (ii) all plans or arrangements that would be aggregated with the Plan under Code Section 409A are also terminated and liquidated, (iii) no payments in liquidation of the Plan are made within twelve months of the date of termination of the Plan other than payments that would be made in the ordinary course operation of the Plan, (iv) all payments are made within twenty-four (24) months of the date the Plan is terminated and (v) the Company does not adopt a new plan that would be aggregated with the Plan within three (3) years of the date of the termination of the Plan.
10.4	Termination by a Participating Employer. If a Participating Employer terminates its participation in the Plan, or the Company terminates a Participating Employer from the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.5	Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.
ARTICLE XI
Informal Funding
11.1	General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2	Rabbi Trust. A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

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ARTICLE XII
Claims
12.1	Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).
(a)	In General. Notice of a denial of benefits will be provided within ninety (90) days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)	Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.
12.2	Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination,(ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.
(a)	In General. Appeal of a denied benefits claim must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision

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regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)	Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
12.3	Claims Appeals Upon Change in Control. Upon a Change in Control, the Appeals Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Appeals Committee. Upon such Change in Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if two-thirds (2/3rds) of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

Each Participating Employer shall, with respect to the Committee identified under this Section, (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

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12.4	Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance.

12.5	Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

12.6	Arbitration.
(a)	Prior to Change in Control. If, prior to a Change in Control, any claim or controversy between a Participating Employer and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XII, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within twenty one (21) days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten (10) Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Associate (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the

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arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

Unless the parties agree otherwise, within sixty (60) days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within thirty (30) days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Participating Employer shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half (1/2) of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Participating Employer may depose the Participant or Beneficiary plus two (2) other witnesses, and the Participant or Beneficiary may depose the Participating Employer, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two (2) other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

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Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

If any of the provisions of this Section 12.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 12.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)	Upon Change in Control. If, upon the occurrence of a Change in Control, any dispute, controversy or claim arises between a Participant or Beneficiary and the Participating Employer out of or relating to or concerning the provisions of the Plan, such dispute, controversy or claim shall be finally settled by a court of competent jurisdiction which, notwithstanding any other provision of the Plan, shall apply a de novo standard of review to any determination made by the Company or its Board of Directors, a Participating Employer, the Committee, or the Appeals Committee.
ARTICLE XIII
General Provisions
13.1	Anti-assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

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13.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer. The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved. The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4	Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
ATTN: CHIEF ADMINISTRATIVE OFFICER
15305 DALLAS PARKWAY, SUITE 1600
ADDISON, TX 75001
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7	Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8	Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom

United Surgical Partners International, Inc. Deferred Compensation Plan
the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9	Governing Law. To the extent not preempted by ERISA, the laws of the State of Texas shall govern the construction and administration of the Plan.
          IN WITNESS WHEREOF, the undersigned executed this Plan as of the 23rd day of December, 2008, to be effective as of the Effective Date.

United Surgical Partners International, Inc.

By:	John J. Wellik	(Print Name)

Its:	Sr. Vice President	(Title)

	/s/ John J. Wellik	(Signature)